Form C

Cover Page

Name of issuer:

Reclaimant LLC d/b/a Fortress Presents

Legal status of issuer:

Form: Limited Liability Company

Jurisdiction of Incorporation/Organization: TX

Date of organization: 9/16/2015

Physical address of issuer:

1079 Foch St.
Fort Worth TX 76107

Website of issuer:

http://www.fortresspresents.com

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Amount of compensation to be paid to the intermediary, whether as a dollar amount or a percentage of the offering amount, or a good faith estimate if the exact amount is not available at the time of the filing, for conducting the offering, including the amount of referral and any other fees associated with the offering:

5.0% of the offering amount upon a successful fundraise, and be entitled to reimbursement for out-of-pocket third party expenses it pays or incurs on behalf of the Issuer in connection with the offering.

Any other direct or indirect interest in the issuer held by the intermediary, or any arrangement for the intermediary to acquire such an interest:

Securities equal to 2.0% of the securities sold will be issued to the intermediary upon a successful fundraise.

Type of security offered:

☐ Common Stock
☐ Preferred Stock
☐ Debt
☑ Other

If Other, describe the security offered:

Simple Agreement for Future Equity (SAFE)

Target number of securities to be offered:

150,000

Price:

$1.00000

Method for determining price:

Pro-rated portion of the total principal value of $150,000; interests will be sold in increments of $1; each investment is convertible to one unit as described under Item 13.

Target offering amount:

$150,000.00

Oversubscriptions accepted:

☑ Yes
☐ No

If yes, disclose how oversubscriptions will be allocated:

☐ Pro-rata basis
☐ First-come, first-served basis
☑ Other

If other, describe how oversubscriptions will be allocated:

As determined by the issuer

Maximum offering amount (if different from target offering amount):

$300,000.00

Deadline to reach the target offering amount:

5/18/2018

NOTE: If the sum of the investment commitments does not equal or exceed the target offering amount at the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

Current number of employees:

2

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$195,062.15	$0.00
Cash & Cash Equivalents:	$134,755.51	$0.00
Accounts Receivable:	$0.00	$0.00
Short-term Debt:	$13,137.52	$0.00
Long-term Debt:	$0.00	$0.00
Revenues/Sales:	$0.00	$0.00
Cost of Goods Sold:	$54,759.74	$0.00
Taxes Paid:	$0.00	$0.00
Net Income:	($79,075.37)	$0.00

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

Reclaimant LLC d/b/a Fortress Presents

COMPANY ELIGIBILITY

2. ☑ Check this box to certify that all of the following statements are true for the issuer.

- Organized under, and subject to, the laws of a State or territory of the United States or the District of Columbia.
- Not subject to the requirement to file reports pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934.
- Not an investment company registered or required to be registered under the Investment Company Act of 1940.
- Not ineligible to rely on this exemption under Section 4(a)(6) of the Securities Act as a result of a disqualification specified in Rule 503(a) of Regulation Crowdfunding.
- Has filed with the Commission and provided to investors, to the extent required, the ongoing annual reports required by Regulation Crowdfunding during the two years immediately preceding the filing of this offering statement (or for such shorter period that the issuer was required to file such reports).
- Not a development stage company that (a) has no specific business plan or (b) has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Ramtin Nikzad	Principal	2015
Alec Jhangiani	Principal	2015

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Ramtin Nikzad	150000.0 Common Units and 2,667 Class A Units	33.19
Alec Jhangiani	150000.0 Common Units and 2,667 Class A Units	33.19

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

A crowdfunding investment involves risk. You should not invest any funds in this offering unless you can afford to lose your entire investment.

In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended or approved by any federal or state securities commission or regulatory authority. Furthermore, these authorities have not passed upon the accuracy or adequacy of this document.

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

> Our company strategy is to first establish a brand that is unmatched in the region with regard to public profile and prestige. We are achieving this objective with Fortress Festival, a major music festival. Music festivals of this nature are very cost intensive and therefore the first step in our company strategy is cost intensive. As a result, this stage in our business, with high up front costs and proportionally lower revenues, is high risk. Industry history shows a similar progression with similar events. Usually it takes three years for an event such as Fortress Festival to become profitable. During that time we will be relying on capital and revenues from other activities such as event services to fund ongoing operations.
>
> Weather is always a risk to any outdoor event and can have a severe adverse impact on ticket sales and on-site spending. This could effect the pace of our

company's projected growth. In the first year of Fortress Festival, we encountered weather forecasts that put a significant strain on sales even though the weather during the event allowed for a successful festival. Spring tornadoes are common for our region and often have a more adverse effect on ticket sales since dangerous weather is more prohibitive than simply unpleasant weather. We do purchase event cancellation insurance (in addition to requisite liability insurance) for the festival. This means that if the event or any part of the event has to be cancelled or truncated for reasons beyond our control, we are compensated for the greater of either loss in revenue or costs.

There is a credible industry concern that a rapid proliferation of major U.S. music festivals is spreading thin the total number of artists that can attract ticket buyers, attention span of audiences and therefore audiences themselves. We are betting that while it is likely that there is little to no room left for festivals on the scale of ACL Fest, Coachella and others within the U.S., there is room for slightly smaller (30K-50K total attendees vs. 100-200K attendees), more niche festivals in large, unsaturated markets such as North Texas. This hypothesis is supported by the fact that U.S. live music revenues continue to grow year over year as does the overall population and millenial population of North Texas. Our belief is that well executed live music events of any kind should be able to prosper with his trend. There is a possibility as with any business, that available demand for live music and/or music festivals does begin to decrease as a result of over-saturation. Naturally, this would adversely impact our business. We are attempting to manage this risk by diversifying our business model to include events in non-music verticals (ex: food and wine) and generate a significant amount of no-risk revenue from event and experiential marketing services.

We may not be able to diversify enough across industries outside of music festivals to ensure consistent revenues. As a company, we are betting that by searching across a diverse set of geographic markets in this area of the country and keeping in mind a diverse set of event types (music, food, health & fitness, etc.) we can identify and pursue opportunities similar in nature to that of Fortress Festival and North Texas. Non of these opportunities may pan out leaving us in a highly leveraged position.

We may not be able to maintain a consistent brand across a diverse set of event and experience verticals. Inability to differentiate from other companies operating in a similar space will put Fortress at risk.

B2B sales are crucial to success as a festival - we need to augment ticket sales with B2B sales. We are competing for business sponsorships with many festivals and this dependency without guarantee is risky.

The trend toward experiences over possessions may reverse at any time putting the entire festival industry and Fortress in jeopardy.

The Company may never receive a future equity financing or elect to convert the Securities upon such future financing. In addition, the Company may never undergo a liquidity event such as a sale of the Company or an IPO. If neither the conversion of the Securities nor a liquidity event occurs, the Purchasers could be left holding the Securities in perpetuity. The Securities have numerous transfer restrictions and will likely be highly illiquid, with no secondary market on which to sell them. The Securities are not equity interests, have no ownership rights, have no rights to the Company's assets or profits and have no voting rights or ability to direct the Company or its actions.

The Offering

USE OF FUNDS

9. What is the purpose of this offering?

The Company intends to use the net proceeds of this offering for working capital and general corporate purposes, which includes the specific items listed in Item 10 below. While the Company expects to use the net proceeds from the Offering in the manner described above, it cannot specify with certainty the particular uses of the net proceeds that it will receive from from this Offering. Accordingly, the Company will have broad discretion in using these proceeds.

10. How does the issuer intend to use the proceeds of this offering?

If we raise: **$150,000**

Use of Proceeds: Funds will be used to pay a portion of artist deposits for the 2018 Fortress Festival. Although it is contingent upon contract negotiation, deposits are typically 50% of the total fee. Our artist budget is approximately $500,000 and therefore we anticipate deposits to be approximately $250,000. We will supplement our WeFunder raise with an offline raise and secure institutional debt that will allow us to cover the remaining artist deposits as well as other costs. It is possible that some funds will also be used to pay costs committed for ongoing operations and projects such as event services contracts. These include open invoices to vendors such as our production team, talent buyer, business development lead, website designer, etc.

If we raise: **$300,000**

Use of Proceeds: Funds will primarily be used to pay artist deposits (approximately $250,000). Remaining funds will primarily be used for our talent buyer fee (approximately $35,000) and marketing and publicity costs. As stated above, it is also possible that funds will be used to pay for costs committed for ongoing operations. Furthermore, some funds may also be used for payments on debt.

DELIVERY & CANCELLATIONS

11. How will the issuer complete the transaction and deliver securities to the investors?

If we reach our target offering amount prior to the deadline, we may conduct an initial closing of the offering early if we provide notice about the new offering deadline at least five business days prior to the new offering deadline (absent a material change that would require an extension of the offering and reconfirmation of the investment commitment). Wefunder will notify investors if we conduct an initial closing. Thereafter, we may conduct additional closings from time to time at our and Wefunder's discretion until the deadline date.

The following describes the process to invest in the Company, including how the Company will complete an Investor's transaction and deliver securities to the investor.

1. Investor Commitment. The Investor will submit, through Wefunder Portal, a requested investment amount. When doing so, the Investor will also execute an investment contract with the Company ("Investment Agreement"), using the Investor's electronic signature.
2. Acceptance of the Investment. If the Investor Agreement is complete, the Investor's commitment will typically be recorded within a few minutes. The commitment will also be available on the Investor's "My Investments" screen on the wefunder.com website. After the offering closes, the contract will be counter-signed by the Company. The executed investment contract will then be sent to the investor via email, and is also available to download on the "My Investments" screen.
3. Investor Transfer of Funds. Upon receiving confirmation that an investment has been accepted, the Investor will be responsible for transferring funds from a source that is accepted by Wefunder Portal into an escrow account held with a third party bank on behalf of issuers offering securities through Wefunder Portal.
4. Progress of the Offering. The Investor will receive periodic email updates on the progress of the offering, including total amounts raised at any given time, and will be notified by email and through the "My Investments" screen when the target offering amount is met.
5. Closing: Original Deadline. Unless we meet the target offering amount early, Investor funds will be transferred from the escrow account to the Company on the deadline date identified in the Cover Page to this Form C and the Company's Wefunder Portal Profile.
6. Early Closings. If the target offering amount is met prior to the original deadline date, we may close the offering earlier, but no less than 21 days after the date on which information about the Company, including this Form C, is posted on our Wefunder Portal Profile. We will reschedule the

offering deadline, and at least five days prior to the new deadline, investors will receive notice of it by email and through the "My Investments" screen. At the time of the new deadline, your funds will be transferred to the Company from the escrow account, provided that the target offering amount is still met after any cancellations.

7. Book Entry. Investments may be in book entry form. This means that the Investor may not receive a certificate representing his or her investment. Each investment will be recorded in our books and records and will be recorded in each Investors' "My Investments" screen. The Investor will also be emailed the Investment Agreement again. The Investment Agreement will also be available on the "My Investments" screen. At the option of the Company, you may receive an electronic certificate.

12. How can an investor cancel an investment commitment?

NOTE: Investors may cancel an investment commitment until 48 hours prior to the deadline identified in these offering materials.

The intermediary will notify investors when the target offering amount has been met. If the issuer reaches the target offering amount prior to the deadline identified in the offering materials, it may close the offering early if it provides notice about the new offering deadline at least five business days prior to such new offering deadline (absent a material change that would require an extension of the offering and reconfirmation of the investment commitment).

If an investor does not cancel an investment commitment before the 48-hour period prior to the offering deadline, the funds will be released to the issuer upon closing of the offering and the investor will receive securities in exchange for his or her investment.

If an investor does not reconfirm his or her investment commitment after a material change is made to the offering, the investor's investment commitment will be cancelled and the committed funds will be returned.

An Investor's right to cancel. An Investor may cancel his or her investment commitment at any time until 48 hours prior to the offering deadline.

If there is a material change to the terms of the offering or the information provided to the Investor about the offering and/or the Company, the Investor will be provided notice of the change and must re-confirm his or her investment commitment within five business days of receipt of the notice. If the Investor does not reconfirm, he or she will receive notifications disclosing that the commitment was cancelled, the reason for the cancellation, and the refund amount that the investor is required to receive. If a material change occurs within five business days of the maximum number of days the offering is to remain open, the offering will be extended to allow for a period of five business days for the investor to reconfirm.

If the Investor cancels his or her investment commitment during the period when cancellation is permissible, or does not reconfirm a commitment in the case of a material change to the investment, or the offering does not close, all of the Investor's funds will be returned within five business days.

Within five business days of cancellation of an offering by the Company, the Company will give each investor notification of the cancellation, disclose the reason for the cancellation, identify the refund amount the Investor will receive, and refund the Investor's funds.

The Company's right to cancel. The Investment Agreement you will execute with us provides the Company the right to cancel for any reason before the offering deadline.

If the sum of the investment commitments from all investors does not equal or exceed the target offering amount at the time of the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

In addition, we may cap at 450 the total number of investors who will be allowed to invest through the offering that are not "accredited investors," as defined in Rule 501(a) of Regulation D under the Securities Act of 1933. In the event that more than 450 non-accredited investors are initially accepted into an offering in step (2) described in Question 11, the Company may cancel investments based on the order in which payments by investors were received, or other criteria at the discretion of the Company, before the offering deadline.

Ownership and Capital Structure

THE OFFERING

13. Describe the terms of the securities being offered.

To view a copy of the SAFE you will purchase, please see Appendix B, Investor Contracts. The main terms of the SAFEs are provided below.

The SAFEs. We are offering securities in the form of a Simple Agreement for Future Equity ("SAFE"), which provides Investors the right to **units** in the Company ("**Units**"), when and if the Company sponsors an equity offering that involves **Units**, on the standard terms offered to other Investors.

Conversion to Equity. Based on our SAFEs, when we engage in an offering of equity interests involving **Units, Investors will receive a number of Units** calculated using the method that results in the greater number of **Units**:

- (i) the total value of the Investor's investment, divided by the price of **Units** issued to new Investors, or
- (ii) if the valuation for the company is more than **$7 million** (the "Valuation Cap"), the amount invested by the Investor divided by the quotient of (a) the Valuation Cap divided by (b) the total amount of the Company's capitalization at that time.

- (iii) for investors that invest in up to the first $100,000 of the securities, investors will receive a valuation cap of $6,000,000 and an alternate discount rate of 80%.

Additional Terms of the Valuation Cap.
For purposes of option (ii) above, the Company's capitalization will be measured as all **units** outstanding at the time, not including any SAFEs or convertible notes, plus any **units** reserved and available for future grant under any equity incentive or similar plan of the Company or to be created or increased in connection with our equity offering at that time.

Investors who receive **Units** subject to the Valuation Cap will also receive dividend rights.

Voting Rights. Investors who invest in the SAFE will not receive voting rights.

Private Sales for Major Investors. **Investors who invest at least $25,000 and are "accredited investors" will receive the right to purchase a pro-rata share of privately placed securities occurring after an equity offering covered by the SAFEs.**

Execution. Investors who invest less than **$25,000** will typically not execute transaction documents in order to receive Units at the time of an applicable equity offering. Instead, a "Designated Lead Investor" will execute the documents for them, provided that the documents are consistent with the **Units** received by new investors in the Company, modified, if applicable, based on the terms of the SAFE.

Liquidity Events.
If the Company has an initial public offering or is acquired by, merged with, or otherwise taken over by another company or new owners prior to Investors in the SAFEs receiving **Units**, Investors will receive, at their option, either

- (i) cash in the amount of their investment or
- (ii) **units** equal to the amount invested by the Investor in the SAFEs divided by the quotient of (a) the Valuation Cap divided by (b) the number of outstanding **Units**, but excluding any **units** reserved and available for future grant under any equity incentive or grant, SAFEs, and/or convertible promissory notes.

If there is not enough cash available to pay other holders of Units and SAFE Investors who choose option (i), funds will be distributed first to other holders of **Units** and then holders of the SAFEs on a pro-rata basis. Any remaining amounts will be paid in **units**. In this scenario, the amounts payable to SAFE Investors may be reduced under certain circumstances, such that Investors may not recoup part or all of their investment from the Company.

Termination of the Company.
If the Company ceases operations, liquidates, dissolves, winds up or has its assets assigned to creditors prior to an issuance of securities involving **Units**, the Company will pay first the other holders of existing **Units**, based on the terms of the Company's certificate of incorporation, and then holders of the SAFEs. If there are not sufficient Company assets to pay holders of the SAFEs the amount of their investments, as determined by the Company's management, payments will be made on a pro-rata basis. In this case, Investors may not recoup part or all of their investment from the Company.

Repurchases. The SAFEs may be repurchased for their fair market value at any time. Fair value will be determined by an independent appraiser chosen by the Company. If, within three months after a repurchase, the Company offers equity that includes **Units**, and the value received by Investors was less than the value of the units they would have received in the equity offering, the Company will pay Investors the difference.

14. Do the securities offered have voting rights?

☐ Yes
☑ No

15. Are there any limitations on any voting or other rights identified above?

- [x] Yes: No Voting Rights
- [ ] No

16. How may the terms of the securities being offered be modified?

Any provision of this instrument may be amended, waived or modified as follows:

(i) if the Investor **Is not** a Major Investor, any provision of this instrument (other than the Valuation Cap) may be amended, waived or modified only upon the written consent of the Company and either (A) the Designated Lead Investor or (B) the holders of a majority of the Purchase Amounts payable to the Cash-Out Investors;

(ii) if the Investor **Is** a Major Investor, any provision of this instrument (other than the Valuation Cap) may be amended, waived or modified only upon the written consent of the Company and the holders of a majority of the Purchase Amounts payable to the Cash-Out Investors who are Major Investors; and

(iii) regardless of whether the Investor **Is** or **Is not** a Major Investor, the Valuation Cap may be amended, waived or modified only (i) upon the written consent of the Company and the holders of a majority of the Purchase Amounts payable to the Cash-Out Investors or (ii) as contemplated in the definition of Valuation Cap.

RESTRICTIONS ON TRANSFER OF THE SECURITIES BEING OFFERED:

The securities being offered may not be transferred by any purchaser of such securities during the oneyear period beginning when the securities were issued, unless such securities are transferred:

1. to the issuer;
2. to an accredited investor;
3. as part of an offering registered with the U.S. Securities and Exchange Commission; or
4. to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

NOTE: The term "accredited investor" means any person who comes within any of the categories set forth in Rule 501(a) of Regulation D, or who the seller reasonably believes comes within any of such categories, at the time of the sale of the securities to that person.

The term "member of the family of the purchaser or the equivalent" includes a child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the purchaser, and includes adoptive relationships. The term "spousal equivalent" means a cohabitant occupying a relationship generally equivalent to that of a spouse.

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Common Units	300,000	300,000	Yes
Class A-2 Units	100,000	60,000	Yes
Class A Units	100,000	100,000	Yes

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	

Describe any other rights:

Class A Units sold at $1.2M valuation, Class A-2 Units sold at $1M valuation. Company retains option to buy back Class A-2 Units within 24 months at 12.5% per annum simple interest.

Upon a Liquidation or a Deemed Liquidation Event, after payment of, or other adequate provision for, the debts and obligations of the Company, including the expenses of its liquidation and dissolution or other transaction expenses, the Company shall distribute the net proceeds or assets available for distribution, whether in cash or in other property, to the Class A and Class A-2 Units and Common Units as follows:

(i) First, to the Class A and Class A-2 Members on a pari passu basis, until the Class A Members receive, in respect of each Class A and Class A-2 Unit held by them, the Class A Liquidation Preference Amount; and

(ii) thereafter, to the Common Members and Class A and Class A-2 Members (on a one-to-one as-converted basis) in accordance with their respective Percentage Interests

Class A Liquidation Preference Amount shall mean the sum of (i) the product of the Class A and Class A-2 Unit Issue Price multiplied by 1.15 and (ii) the Accrued Preferred Return, each as applicable to such Class A and Class A-2 Unit.

Class A and Class A-2 Members are granted a return equal to six percent (6%) per annum (accruing daily in arrears and compounded annually) on the Class A and Class A-2 Unit Issue Price from the date of issuance of such Class A and Class A-2 Unit.

See the attached Operating Agreement for a complete synopsis of the rights of all members currently on the cap table.

18. How may the rights of the securities being offered be materially limited, diluted or qualified by the rights of any other class of security identified above?

Because the Investor holds no voting rights in the company, the holders of a majority-in-interest of voting rights in the Company could limit the Investor's rights in a material way. For example, those interest holders could vote to change the terms of the agreements governing the Company's operations or cause the Company to engage in additional offerings (including potentially a public offering). These types of changes could limit the Investor's economic rights by causing the Company to pay off the notes the Investor has purchased before their maturity, thereby reducing the aggregate interest paid on the notes to the Investor.

Based on the risk that an Investor's rights could be limited, diluted or otherwise qualified, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Additional risks related to the rights of other security holders are discussed below, in Question 20.

19. Are there any differences not reflected above between the securities being offered and each other class of security of the issuer?

No

20. How could the exercise of rights held by the principal shareholders identified in Question 6 above affect the purchasers of the securities being offered?

As holders of a majority-in-interest of voting rights in the Company, **the unitholders** may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor.

For example, **the unitholders** may change the terms of the operating agreement for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. **The unitholders** may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns.

The unitholders have the right to redeem their securities at any time. **Unitholders** could decide to force the Company to redeem their **securities** at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability.

In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional units, an Investor's interest will typically also be diluted.

Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

21. How are the securities being offered being valued? Include examples of methods for how such securities may be valued by the issuer in the future, including during subsequent corporate actions.

The offering price for the securities offered pursuant to this Form C has been determined arbitrarily by the Company, and does not necessarily bear any relationship to the Company's book value, assets, earnings or other generally accepted valuation criteria. In determining the offering price, the Company did not employ investment banking firms or other outside organizations to make an independent appraisal or evaluation. Accordingly, the offering price should not be considered to be indicative of the actual value of the securities offered hereby.

The initial amount invested in a SAFE is determined by the investor, and we do not guarantee that the SAFE will be converted into any particular number of **units**. As discussed in Question 13, when we engage in an offering of equity interests involving **Units**, Investors may receive a number of **Units** calculated as either (i) the total value of the Investor's investment, divided by the price of the **Unit** being issued to new Investors, or (ii) if the valuation for the company is more than the Valuation Cap, the amount invested divided by the quotient of (a) the Valuation Cap divided by (b) the total amount of the Company's capitalization at that time.

Because there will likely be no public market for our securities prior to an initial public offering or similar liquidity event, the price of the **Units** that Investors will receive, and/or the total value of the Company's capitalization, will be determined by our **management**. Among the factors we may consider in determining the price of **Units** are prevailing market conditions, our financial information, market valuations of other companies that we believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

In the future, we will perform valuations of our **units** that take into account, as applicable, factors such as the following:

- unrelated third party valuations;
- the price at which we sell other securities in light of the relative rights, preferences and privileges of those securities;
- our results of operations, financial position and capital resources;
- current business conditions and projections;
- the marketability or lack thereof of the securities;
- the hiring of key personnel and the experience of our management;
- the introduction of new products;
- the risk inherent in the development and expansion of our products;
- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;
- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and
- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

22. What are the risks to purchasers of the securities relating to minority ownership in the issuer?

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Management, and the Investor will have no independent right to name or remove an officer or member of the Management of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

23. What are the risks to purchasers associated with corporate actions, including additional issuances of securities, issuer repurchases of securities, a sale of the issuer or of assets of the issuer or transactions with related parties?

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from unitholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company to manage the Company so as to maximize value for unitholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company. If the Management of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its unitholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

24. Describe the material terms of any indebtedness of the issuer:

The company has been financed to date with a total of **$694,248** and the outstanding principal + interest on that debt is **$579,202**.

Lender: Ramtin Nikzad - Outstanding principal plus interest as of October 2017: $103,354.17 - 5.75% per annum interest - No monthly payments or maturity date - Related party as Founder of Fortress Presents

Lender: GEDEVCO, LLC - Outstanding principal plus interest as of October 2017: $100,000 - 0% interest short term loan - Maturity date: 12/31/17

Lender: Kabbage, Inc. - Outstanding principal plus interest as of October 2017: $29,378.15 - There is no per annum interest but there is a monthly service fee equal to 10% of the borrowed principal. - Maturity date: 05/02/18

Lender: Chase Bank - Outstanding principal plus interest as of October 2017: $37,463 - 16.99% interest and no maturity date - We are current with payments

Lender: Beverly A. Morneault - Outstanding principal plus interest as of October 2017: $78,925 - 6% interest per annum - No monthly payments or maturity date - Related Party: Mother of company founder.

Lender: Ramtin Nikzad - Outstanding principal plus interest as of October 2017: $20,000 - 0% interest and no maturity date - Related party as Founder of Fortress Presents

Lender: Eventbrite, LLC - Outstanding principal plus interest as of October 2017: $194,942 - 0% interest - Borrowed against future sales. The first $200K of ticket sales to any events including Fortress Festival is being held by Eventbrite to pay the balance.

Lender: Rad Rag Media, LLC - Outstanding principal plus interest as of October 2017: $15,139 - 0% interest and no maturity date - Related Party: Alec Jhangiani

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
1/2017	Section 4(a)(2)	Class A	$300,000	General operations
7/2017	Section 4(a)(2)	Class A-2	$60,000	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☑ Yes
☐ No

For each transaction specify the person, relationship to issuer, nature of interest in transaction, and amount of interest.

Name	Beverly A. Morneault
Amount Invested	$77,000.00
Transaction type	Loan
Issue date	05/12/17
Interest rate	6.0% per annum
Current with payments	Yes
Relationship	Mother

Name	Ramtin Nikzad
Amount Invested	$100,000.00

Transaction type	Loan
Issue date	03/13/17
Interest rate	5.75% per annum
Maturity date	11/30/99
Current with payments	Yes
Relationship	Officer

Name	Ramtin Nikzad
Amount Invested	$36,736.00
Transaction type	Loan
Issue date	06/01/17
Interest rate	0.0% per annum
Current with payments	Yes
Relationship	Officer

Name	Rad Rag Media, LLC
Amount Invested	$43,412.00
Transaction type	Loan
Issue date	07/28/17
Interest rate	0.0% per annum
Current with payments	Yes
Relationship	Officer

All outstanding principle + interest is as of 10/17

Lender: Rad Rag Media, LLC - Outstanding principal plus interest: $15,139 - 0% interest and no maturity date - Related Party: Alec Jhangiani as Founder of Fortress Presents

Lender: Ramtin Nikzad - Outstanding principal plus interest: $103,354.17 - 5.75% per annum interest - No monthly payments or maturity date - Related party as Founder of Fortress Presents

Lender: Beverly A. Morneault - Outstanding principal plus interest: $78,925 - 6% interest per annum - No monthly payments or maturity date. Related party: Mother of company founder.

Lender: Ramtin Nikzad - Outstanding principal plus interest: $20,000 - 0% interest - Related party as Founder of Fortress Presents

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

There's a gap in the live event industry between small firms focused on one kind of event and international behemoths like Live Nation and AEG. Fortress is working to fill that gap by creating a middle-market brand that is trusted across multiple types of events. We also handle full service production and promotion to launch turn-key events for clients. After launching a flagship music festival in April 2017 that brought in more than 9,000 attendees, the brand is established and now it's time to grow.

As a diversified company, there isn't an event we can't handle. From music festivals to wine tastings, we see a huge market to fill, and because we understand what kind of content younger consumers, the most active event participants, are looking for, our potential for growth is exponential. We started in North Texas, but our ambition is to become the largest event company in the Southwest United States.

Milestones

Reclaimant, LLC d/b/a Fortress Presents was incorporated in the State of Texas in September 2015.

Since then, we have:

- More than $500K in revenue since publicly announcing the company approximately one year ago..

- Averaged 15,000 unique website visitors/month and 40,000 engagements with social media/month since January 2017.

- 18,000+ email and social media subscribers and are adding subscribers at a rate of approximately 1,000/month.

- Our first flagship music festival drew 9,000 attendees over two days, generated 127,835,202 media impressions of editorial coverage, and included high-profile acts like Run the Jewels.

- Raised $360,000 in seed investments.

- Have completed two event services contracts and are in the process of confirming at least three more.

Historical Results of Operations

Our company was organized in September 2015 and has limited operations upon which prospective investors may base an evaluation of its performance. From September 2015 through December 31, 2015 the company had zero operations and as such the

- *Revenues & Gross Margin.* For the period ended September 30, 2017, the Company had revenues of $470,499.56 compared to the year ended December 31, 2016, when the Company had revenues of $0. Our gross margin was -217.74% in fiscal year 2017, compared to 0% in 2016.
- *Assets.* As of September 30, 2017, the Company had total assets of $28,069.27, including $28,069.27 in cash. As of December 31, 2016, the Company had $195,062.15 in total assets, including $134,755.51 in cash.
- *Net Loss.* The Company has had net losses of $1,067,382.55 and $79,075.37 for the periods ended September 30, 2017 and December 31, 2016, respectively.
- The Company has had long and short-term debt totaling $822,527.19 and $13,137.52 for the time periods years ended September 30, 2017 and December 31, 2016, respectively.

Liquidity & Capital Resources

To-date, the company has been financed with $694,248 in debt and $360,000 in equity.

Our current expenses have averaged approximately $35,000 / month. We expect this to increase to approximately $50,000 / month over the next two months. Our normal seasonal trend of a major upswing in revenue and expenses will repeat in the first and second quarter of 2018 as we prepare and conduct Fortress Festival. We expect expenses to rise to an average of $240,000 / month for January through May of 2018. We expect income to rise to an average of $196,400 / month during this time.

After the conclusion of this Offering, should we hit our minimum funding target, our projected runway is 6 months before we need to raise further capital. Regardless of success on Wefunder, we will supplement our Wefunder raise with an offline raise and secure institutional debt that will allow us to cover the remaining artist deposits as well as other costs.

We plan to use the proceeds as set forth in this Form C under "Use of Funds".

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Cash in Hand, Burn Rate, Short/Mid Term Expenses

Reclaimant, LLC d/b/a Fortress Presents cash in hand is $53,501.46, as of October 2017. Over the last three months, revenues have averaged approximately $26,000/month and expenses $35,000/month, for an average burn rate of $9,000 per month.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

STAKEHOLDER ELIGIBILITY

30. With respect to the issuer, any predecessor of the issuer, any affiliated issuer, any director, officer, general partner or managing member of the issuer, any beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, any promoter connected with the issuer in any capacity at the time of such sale, any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with such sale of securities, or any general partner, director, officer or managing member of any such solicitor, prior to May 16, 2016:

(1) Has any such person been convicted, within 10 years (or five years, in the case of issuers, their predecessors and affiliated issuers) before the filing of this offering statement, of any felony or misdemeanor:

- i. in connection with the purchase or sale of any security? ☐ Yes ☑ No
- ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No
- iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(2) Is any such person subject to any order, judgment or decree of any court of competent jurisdiction, entered within five years before the filing of the information required by Section 4A(b) of the Securities Act that, at the time of filing of this offering statement, restrains or enjoins such person from engaging or continuing to engage in any conduct or practice:

- i. in connection with the purchase or sale of any security? ☐ Yes ☑ No
- ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No
- iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(3) Is any such person subject to a final order of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that:

i. at the time of the filing of this offering statement bars the person from:

A. association with an entity regulated by such commission, authority, agency or officer? ☐ Yes ☑ No

B. engaging in the business of securities, insurance or banking? ☐ Yes ☑ No

C. engaging in savings association or credit union activities? ☐ Yes ☑ No

ii. constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative or deceptive conduct and for which the order was entered within the 10-year period ending on the date of the filing of this offering statement? ☐ Yes ☑ No

(4) Is any such person subject to an order of the Commission entered pursuant to Section 15(b) or 15B(c) of the Exchange Act or Section 203(e) or (f) of the Investment Advisers Act of 1940 that, at the time of the filing of this offering statement:

i. suspends or revokes such person's registration as a broker, dealer, municipal securities dealer, investment adviser or funding portal? ☐ Yes ☑ No

ii. places limitations on the activities, functions or operations of such person? ☐ Yes ☑ No

iii. bars such person from being associated with any entity or from participating in the offering of any penny stock? ☐ Yes ☑ No

(5) Is any such person subject to any order of the Commission entered within five years before the filing of this offering statement that, at the time of the filing of this offering statement, orders the person to cease and desist from committing or causing a violation or future violation of:

i. any scienter-based anti-fraud provision of the federal securities laws, including without limitation Section 17(a)(1) of the Securities Act, Section 10(b) of the Exchange Act, Section 15(c)(1) of the Exchange Act and Section 206(1) of the Investment Advisers Act of 1940 or any other rule or regulation thereunder? ☐ Yes ☑ No

ii. Section 5 of the Securities Act? ☐ Yes ☑ No

(6) Is any such person suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade?

☐ Yes ☑ No

(7) Has any such person filed (as a registrant or issuer), or was any such person or was any such person named as an underwriter in, any registration statement or Regulation A offering statement filed with the Commission that, within five years before the filing of this offering statement, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is any such person, at the time of such filing, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued?

☐ Yes ☑ No

(8) Is any such person subject to a United States Postal Service false representation order entered within five years before the filing of the information required by Section 4A(b) of the Securities Act, or is any such person, at the time of filing of this offering statement, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations?

☐ Yes ☑ No

If you would have answered "Yes" to any of these questions had the conviction, order, judgment, decree, suspension, expulsion or bar occurred or been issued after May 16, 2016, then you are NOT eligible to rely on this exemption under Section 4(a)(6) of the Securities Act.

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and
- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://www.fortresspresents.com/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Section 13(a) or Section 15(d) of the Exchange Act;
2. the issuer has filed at least one annual report pursuant to Regulation Crowdfunding and has fewer than 300 holders of record and has total assets that do not exceed $10,000,000;
3. the issuer has filed at least three annual reports pursuant to Regulation Crowdfunding;
4. the issuer or another party repurchases all of the securities issued in reliance on Section 4(a)(6) of the Securities Act, including any payment in full of debt securities or any complete redemption of redeemable securities; or (5) the issuer liquidates or dissolves its business in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix B: Investor Contracts

- Fortress Presents $7M SAFE
- Fortress Presents $6M SAFE

Appendix C: Financial Statements

- Financials 1
- Financials 2

Appendix D: Director & Officer Work History

- Alec Jhangiani
- Ramtin Nikzad

Appendix E: Supporting Documents

- Fortress_Presents_Operating_Agreement.pdf

INVEST IN FORTRESS PRESENTS

Diverse events & experiences for businesses and consumers by a trusted brand

"There's a gap in the industry between small firms focused on one event and international behemoths like Live Nation and AEG. Fortress is working to fill that gap by creating a diversified portfolio of events under one brand. This began with a flagship music festival launched in April 2017 that brought in more than 9,000 attendees. At the same time, we make it easy for other firms to host turn-key concerts, conferences, festivals, and more by handling production and promotion.

Alec Jhangiani
FOUNDER & CEO, FORTRESS PRESENTS

FOLLOW US FOR UPDATES SHARE TWEET



$0
raised of $150K goal

$250 min INVEST
by Wefunder Portal LLC

Future Equity (SAFE)

$7M valuation cap

A SAFE gives you the right to future shares in Fortress Presents. If you invest, you're betting the company will be worth more than $7M in the future.

INVEST $25K FOR PRO RATA RIGHTS.

EARLY BIRD BONUS: $6M Valuation Cap & 20% Discount

Investors who fund up to the first $100K of this fundraise will invest in a SAFE with a $6M valuation cap and 20% discount.

INVESTOR PERKS

$250+	One GA 1-Day Pass to the 2018 Fortress Festival + 5% discount on additional passes ($250-$499).
$500+	One GA 2-Day Pass to the 2018 Fortress Festival + 10% discount on additional passes + be the first to know about festival lineups, exclusive parties and other important announcements ($500-$999).
$1,000+	One VIP 2-Day Pass to the 2018 Fortress Festival + 15% discount on additional passes ($1,000-$2,499).
$2,500+	Two VIP 2-Day Passes to the 2018 Fortress Festival + 20% discount on additional passes ($2,500-$4,999).
$5,000+	Four VIP 2-Day Passes to the 2018 Fortress Festival + 25% discount on additional passes ($5,000-$9,999).
$10,000+	Two lifetime VIP Passes to Fortress Festival ($10,000-$24,999).
$25,000+	Two lifetime VIP Passes to Fortress Festival and access to backstage, artist green room and other exclusive areas during Fortress Festival ($25,000+).

OUR AMBITION

There isn't an event we can't handle. From music festivals to wine tastings, there's a huge market of consumers seeking unique experiences and businesses seeking to provide them. We understand the type of content younger consumers—the most active event participants—are looking for, so our potential for growth is exponential. We started in North Texas, but our ambition is to become the only diversified middle-market event company in the Southwest United States.

KEY FACTS

- $500K+ in revenue in our first 12 months of operation.
- Raised $360,000 in seed investments.
- 19,000+ email and social media subscribers (growing at a current average of 1,000/month).
- Our first flagship music festival drew 9,000 attendees over two days, generated 127,835,202 media impressions of editorial coverage, and included high-profile acts like Run the Jewels.
- We average 15,000 unique website visitors/month and 40,000 engagements with social media/month.
- Two completed event services contracts within two months of launching the division. Three more event services contracts near confirmation.

fortresspresents.com

EVENTS · LEISURE · MEDIA · EDUCATION · ART · B2B · B2C · OUTDOORS · RECREATION · HEALTH AND FITNESS · TRAVEL & TOURISM · NIGHTLIFE · FAMILY · MUSIC · COMMUNITY · YOGA · FASHION · SOCIAL · VIRTUAL REALITY · ENTERTAINMENT · VIRTUAL REALITY · COMMUNITY · LIFESTYLE · FESTIVALS · EVENTS · SOCIAL IMPACT

Why I Like Fortress Presents

I invested in Fortress Presents because Alec has proven festival experience combined with the drive and long-term commitment to succeed. Fortress's partnership with the Modern Art Museum is a strong play toward community building and an intelligent way to grow revenue and expand their mission. There are a lot of good ideas, but very few like Fortress that seek to do well for their investors by doing good for their audience—and giving them an unforgettable music experience.

Paul Balson
INVESTOR

THE BUZZ ABOUT FORTRESS PRESENTS

The premise on which Fortress Presents is built is familiar to us as a company. Eventbrite seeks to be a marketplace for events based on the belief that people are always seeking a variety of experiences. Fortress is operating on this principle at the producer level and betting customers will respond to a trusted brand across a diverse set of events and experiences. They've done a world-class job establishing the brand with Fortress Festival and we are very excited to partner with them.

Zack Pharr

Music Partnerships at Eventbrite, a partner of Fortress Presents

Fortress Festival hasn't wasted any time in marking itself as an arbiter of taste.

Michael Hoinski

Texas Monthly

Fortress Festival comes with an impressive pedigree...these are people that know what they're doing...

Alex Macon

D Magazine

With the wide variety of talent it presented, Fortress Festival was a great example of how multifaceted the local music scene is.

Natalie Gempel

D Magazine

Rising as a fresh stronghold of creativity in the city, the inaugural Fortress Festival features a critically acclaimed lineup of innovators and a unique outdoor setting in the Cultural District. Musical pioneers from myriad genres are slated to perform at the event – a forward-thinking gathering that reflects Fort Worth's diverse community and true artistic character.

Shilo Urban

Forth Worth Magazine

HoustonPress

Best Performances of the Inaugural Fortress Festival

The inaugural weekend of Fortress Festival featured performances from a wide array of acts such as headliners Run The Jewels and Purity Ring, as well as Flying Lotus, SURVIVE, Slowdive, Alwways, Wolf Parade and more on the main stage at the Will

November 11, 2017 @ houstonpress.com

songkick

Fortress 2017

Past festival. Fortress 2017 in Fort Worth. Apr 2017 line-up with Purity Ring, Flying Lotus, and Run The Jewels.

October 11, 2017 @ songkick.com

FORT WORTH Star-Telegram

Run the Jewels, Purity Ring to headline inaugural Fortress Festival

A pair of pairs will serve as co-headliners for the inaugural Fortress Festival. Acclaimed rap duo Run the Jewels (El-P and Killer Mike) and Canadian electro-pop two-piece Purity Ring will headline the two-day event, set for April 29-30 in Fort

October 11, 2017 @ star-telegram.com

FortWorth,Texas THE CITY'S MAGAZINE

Everything You Need to Know About Fortress Festival 2017

Fort Worth's New Citadel of Culture: Fortress Festival brings two days of music and art to the Cultural District. Rising as a fresh stronghold of creativity in the city, the inaugural Fortress Festival features a critically acclaimed lineup of innovators and a

September 15, 2017 @ fwtx.com

D

Fortress Festival Makes a Dreamy Debut

The inaugural Fortress Festival premiered this weekend in the Fort Worth Cultural District, making a good first impression despite a few hitches. The festival had the inspired idea of bringing stellar local talent and a few big acts together at two cool

September 15, 2017 @ dmagazine.com

Run the Jewels, Purity Ring to Co-Headline First Fortress Festival: Exclusive

Run the Jewels and Purity Ring are set to co-headline the inaugural Fortress Festival in Texas. The two-day event, celebrating music and culture, will take place April 29-30 in Fort Worth's Cultural District. Also confirmed to perform are Flying Lotus, Slowdive

September 13, 2017 @ billboard.com

Is Fortress Festival North Texas' New Destination Music Festival? | Art&Seek

This past weekend the Fort Worth Cultural District got a bit raucous. The inaugural Fortress Festival became the newest entrant in a crowded field of springtime music festivals in North Texas. The organizers hope to make it the destination music event

May 5, 2017 @ artandseek.org


WOOD FOLK

3 things to know about Fort Worth's first Fortress Fest, which fared way better than that other F festival

As news broke of the incredible mess at Fyre Festival, another first-time festival beginning with the letter F was about to launch. Fortress Festival's organizers were surely hoping their own infant festival would avoid the social media-fueled death the

May 1, 2017 @ guidelive.com

Run the Jewels, Slowdive, Purity Ring to play inaugural Fortress Festival in Fort Worth, Texas

Fortress Festival is a new two-day event taking place in Dallas-Fort Worth. The inaugural lineup boasts Run the Jewels, Slowdive, Purity Ring, Flying Lotus, Peter Hook & The Light, and Wolf Parade. Also confirmed to play are Nathaniel Rateliff &

January 24, 2017 @ consequenceofsound.net

Run The Jewels and Flying Lotus to Headline Fortress Festival - XXL

Run The Jewels will headline the Fortress Festival in Fort Worth, Texas come April.

January 24, 2017 @ xxlmag.com

What Sound On Sound Can Teach Us About The Future Of Texas Music Festivals

Ten years ago, if you were a music lover who wanted to spend a weekend (or a week) at a music festival bouncing from stage to stage it meant a trip to Austin. SXSW has a few decades under its belt, but the more typical outdoor music festival is a relatively

November 18, 2016 @ texasmonthly.com

Fortress Festival to debut in Fort Worth in 2017

There are always great chances to catch live music in the DFW area and there are always new and interesting festivals popping up in the...

October 22, 2016 @ axs.com

Austin's Margin Walker Takes First Jump Into DFW Festivals With Fortress Fest

When Alec Jhangiani and Ramtin Nikzad set out to start Fortress Festival in DFW, they knew they needed help. The pair had spent nearly a decade working together with the Lone Star Film Festival and Lone Star Film Society and, as they looked to

October 20, 2016 @ dallasobserver.com

Launching a Flagship Music Festival Established Our Brand

Starting a music festival from the ground up is difficult, but our first annual Fortress Festival drew more than 9,000 attendees from 33 different states to see acts like Run the Jewels and Nathaniel Rateliff. We had two stages, one on the lawn in front of the Will Rogers Memorial Center and one that hovered above the reflecting pond of the Modern Art Museum of Fort Worth, and attendees were able to wander through the galleries of the museum and experience world-class art. We were successful in creating a destination music festival that simultaneously established our brand for both white-label event services and future Fortress proprietary events.




Roland











We're Positioned to Fill a Dynamic Gap in the Market

32 million

Americans who attend a music festival every year

903 miles

Average distance traveled by festival attendees

Our trajectory began with our first proprietary event, a large scale music festival in a market, North Texas, that has a population of 6.5 million people and no destination music festival. Fortress Festival will be an annual event and has the potential to grow into a high margin driver of sales. Over the years, we'll leverage the Fortress brand established by the festival and diversify our proprietary event portfolio to meet the varying interests of consumers. At the same time, we will use the resources and infrastructure to provide white label event services.

The white label event service side of our company doesn't face the consumer. Right now, the U.S. B2B Event Services industry is fragmented, with the top 50 companies generating slightly less than 50% of revenue. As a B2B provider with a high profile consumer brand, we will stand out among other players and be able to offer unique marketing value to our clients. Currently our clients include locally based organizations as well as Fortune 500 companies. As a turnkey service provider we can handle things like talent-buying, audio and visual production, logistics and promotion for any kind of event.


FORTRESS FESTIVAL
RUN THE JEWELS

How our Multi-Faceted Business Model will Draw Revenue

Our first proprietary event, the Fortress Festival, was a huge hit. Our white label event service, launched in September, has already completed two contracted events, with many more on the way.



Consumer Sources

Our proprietary B2C events and experiences will generate revenue from ticket sales, corporate sponsorships at our events, and food, beverage, and merchandise sales.



Business Sources

Our B2B white label event services will generate revenue from content licensing, event and consulting fees, and experiential marketing services.



FF PHASE 1: Launch a Flagship Event to Establish the Brand
Traction: Inaugural Fortress Festival (April 2017)
• $463,000 in revenue within 7 months of launch
• 9,000+ attendees over two days
• 15,000 unique website visitors/month
• 17,000 email and social media subscribers
• 40,000 engagements per month with paid and organic social media content
• 127,835,202 media impressions of editorial coverage
ES PHASE 2: Launch B2B White Label Event Services
Traction: Fortress Presents Event Services
• $50,000 in revenue within 3 months of launch
• Secured first service contract within 1 month of launch
• 'First Look' agreement for music events for one of the most prominent art museums in the Southwest U.S.
DP PHASE 3: Diversify Proprietary Experience Portfolio
Target Launch: 2019
• Surveyed Fortress Festival audience regarding event preferences
• Working with ticketing partner Eventbrite to identify fastest growing event types

Our Progress So Far

2009

Ramtin Nikzad and Alec Jhangiani Begin Working Together

Eventually, they'll become leaders of the Lone Star Film Society.

August 2015

Ramtin and Alec Decide to Start Fortress Presents

August 2016

Completed a Successful Seed Round

Seed financing round reaches minimum raise amount.

October 2016



Fortress Festival is Publicly Announced

We do this through the release of short online videos.

April 2017



Inaugural Fortress Festival Completed

To establish our brand, we completed our flagship festival with mroe than 9,000 attendees.

September 2017

Fortress Presents Event Services are Launched

We announce after securing our first contract with the Kimbell Art Museum in Fort Worth. .

October 2017

Hire a Third Full-Time Team Member

We hire a third team member to lead business development.

April 2018



Second Annual Fortress Festival

The second iteration of our festival will be even better than the first.

2019

Diversify Proprietary Event Portfolio

We plan to expand our portfolio outside of music festivals.

Let's Experience Live Events Together

Experiences > Things.

A quick look at Facebook or Instagram demonstrates what our peers are most excited to share these days. It's not their new car, a pair of shoes, or even their house. It's the trip they're on, the concert they're attending, the conference that blew them away, or the cocktail they're enjoying after completing a 5K with coworkers. It's fascinating how one paradigm shift – the world going online – became a catalyst for another – the exaltation of live experience.

We are passionate about music and the arts and will never tire of presenting the best there is in new and exciting ways. We are also passionate about creating a myriad of unforgettable experiences for people to enjoy, discover and share. We created this company because it allows us to pursue our passions within the framework built on market research and response. Consumer spending on experience will likely not dwindle any time soon and those who master the art of creating compelling experiences will benefit. Of course, a startup is always a risk. We are confident that in learning about our company's story and success, you will see it is a calculated one, taken based on experience and analysis.

We hope you will also use your own analysis and experience in evaluating whether to accept this challenge alongside us. We think you will find it worthwhile.

Sincerely,

Alec Jhangiani & Ramtin Nikzad

Meet the Founders



Alec Jhangiani

Founder & CEO

8 years as a director of the Lone Star Film Society, Inc., leading the org. to national recognition and financial stability. Served as consultant and executive producer on major independent films.



Ramtin Nikzad

Founder & CEO

10+ years in all facets of the live event and festival industry, including as the managing director of the Lone Star Film Society, Inc. His films have been screened at festivals around the world.

AND THE REST OF THE TEAM



Brandon Adams

Branding/Graphic Design

More than 18 years experience in print media working for large and small companies, including over 5 years for Alec & Ramtin.



Lauren Garcia

Business Development

Over 10 years as a leader in pharmaceutical and staffing service sales for such firms as Kforce and Robert Half.



Max Gregor

Director of Production

Employed in concert promotion and event production for more than 15 years. Owner/Director of Ritual Events.



Matt Ostasiewski

Talent Buyer

Most recently wrapped 4th season booking internationally touring bands for the Salt Lake City Art Council's Twilight Concert Series and Living Traditions Festival.



Lawrence A. Waks

Legal Counsel

More than 35 years practice, including in the formation of Austin's ACL and Fun Fun Fun music festivals. Voting member of the Grammy's.

Interview

Wefunder interviewed Alec Jhangiani on October 9, 2017.

– COLLAPSE ALL

WF: What's new about what you're making? ^

JHANGIANI: We are creating a middle-market diversified event company designed specifically for the population most likely to attend events. There is a gap in this sector of the industry, between small firms focused on one event or in specific event categories, and behemoths like Live Nation and AEG.

WF: What makes Fortress Presents different? ^

JHANGIANI: Fortress Presents is an experiential company specializing in events. We started our trajectory with a large-scale music festival in North Texas because we saw an opportunity in that market, which has about 6.5 million people. There wasn't what one would call a "destination music festival" in that area. We will grow Fortress Festival into a profitable event while simultaneously leveraging the brand to diversify our proprietary events and offer white-label event and experiential services. Examples of other proprietary events could include endurance races, food/wine festivals and industry conferences. Examples of white-label services include talent buying, budgeting, production and marketing. Almost every organization or company has a need for large-scale event production at one time or another, if not regularly. Because we will have a high profile consumer brand, Fortress will be one of the most visible event services providers in the market.

While the highest margin sales will ultimately come from ticket sales and sponsorships for our proprietary events, event service fees will provide cash flow and a means for stabilizing the business to allow for events like Fortress Festival to build a stronger foundation. Fortress Festival is currently our only proprietary event but it is possible we will announce additional events early next year.

WF: What is the exit strategy for Fortress Presents? ^

JHANGIANI: A highly possible exit is an acquisition of the company and/or our event properties by a larger promoter such as Live Nation or AEG. In the last 5-10 years, there has been a significant amount of consolidation in the live event industry, especially with regard to music festivals. For example, as of March 2017, Live Nation had made 13 acquisitions of festivals or promoters in the last 13 months. Their current portfolio includes more than 70 large music festivals around the world including ACL Fest in Austin, Bonnaroo in Tennessee and Lollapalooza in Chicago.

WF: Can you tell us more about the white-label services? ^

JHANGIANI:

Our white-label side services function behind the scenes as a provider of such things as talent buying, audio-visual production, budgeting, logistics and any other needs a client may have in executing a successful event. In these instances, our brand does not face the consumer. Instead we work through the brand of a client. For example, we recently booked the artist and produced the stage and audio for the Kimbell Art Museum's annual family festival. These services can be offered nationally and even internationally whereas our proprietary events will primarily be contained within Texas and surrounding areas. We officially announced the event services side of our business on August 31st, 2017. Since that time we have completed two service contracts and are in the process of confirming three more.

Our clients range from locally based organizations to Fortune 500 companies. The services we have performed or will be performing include ticketing support, marketing, talent buying, concepting, branding and more. For these services we negotiate a fee that is usually determined as some percentage of the overall budget. As companies and brands place increasing emphasis on experiential marketing, the need for event services will continue to grow. In 2016, the experiential marketing discipline grew faster than Advertising, PR, CRM and Media and only slightly behind digital. Our high profile, consumer-facing brand provides unique value in this context that no exclusively B2B firms can offer.

WF: Can you tell us more about Fortress Festival?

JHANGIANI: It is an annual, two-day music festival featuring two stages and over 20 bands. The inaugural event was held in April 2017 and the second festival will be held in April of 2018. Our inaugural festival was a success and foundation for the future. The scale of the event is the most difficult challenge in the first year. There are a lot of smaller festivals in the market that are relatively well established. In order to differentiate, we had to enter with a noticeably higher profile so we didn't have the luxury of gradual growth. We also needed to get to market quickly as there was and still is a lot of interest from competitors. So the timeline for creating a business, funding that business and launching our product was very concrete and relatively compressed.

We were also faced with weather. For two weeks leading up to the festival, the forecast called for dangerous storms that included tornadoes. The forecast persisted until the morning of our first day when the worst of the storm turned east. It actually did cause some casualties about an hour east of us and it was raining all around us but our little corner of the area miraculously stayed dry. This was obviously great for the momentum of the festival brand as it would be difficult to cancel the first year. It did however, have a significant impact on our attendance. We estimate that we lost at least 1,000 sales as a result.

Despite the challenges, financially we came out of the first year within the norm for a first year event. The public perception of the event is exactly what we had hoped and the festival was immediately positioned as the premier music festival in North Texas. All of the artists that participated and their representation were happy with their experience. This is arguably the most important thing since a positive relationship with talent agencies is critical to long-term success. As we plan for year two, there are adjustments we will make to our approach to booking, production and marketing. These are based on our own observations, data and feedback from third parties

WF: What part of the festival is different than what people have grown accustomed to?

JHANGIANI: For those who live in North Texas and are accustomed to music festivals in this area, Fortress will be bigger with a higher profile, more diverse lineup and higher quality execution that what most are used to. For those accustomed to the national or international music festival scene, Fortress will primarily differentiate itself by its location and partnership with the Modern Art Museum of Fort Worth.

The Modern Art Museum is a major institution. At 125 years, it is the oldest art museum in Texas and one of the oldest museums in the western United States. A new building designed by world-renowned architect Tadao Ando was built in 2002 and features 53,000 square feet of gallery space. During the festival we placed a stage at the Modern on a reflecting pond behind the building. The galleries stayed open until 9PM just for festival attendees. We will continue to build that relationship so that it extends to programming as well. This would include working with museum curators to bring special artists and exhibits during the festival. There are a couple of festivals out there like Day for Night and Three Points that are doing similar things. Nobody yet has done it in partnership with an institution on the level of the Modern. We are still shaping what it looks like but the result could be curated shows as well as a juried competition for which people can submit. It is with this relationship that we see a potential for scale far beyond that just a music festival could achieve.

Our location in an urban setting that contains a lot of landscaped green space is very unique. The festival takes place in the Cultural District and in addition to the Modern, there are two other major art museums within a few blocks. The entire area is surrounded by world famous architecture and manicured landscapes. Aesthetically, it's very pleasing and at the same time we're not isolated in a field somewhere where you have to camp or have trouble finding transportation. We're right in the middle of the city. There are bars and restaurants all around. There are hotels within a short cab ride. It's very easy to access by bicycle, public transportation or ride sharing and there is plenty of covered and uncovered parking. This is important as it relates to another consumer trends with festivals. People are less likely to just carve out an entire weekend or three days to do one thing. They want to have access to options.

WF: It seems like the music festival is great in and of itself, but it exists to push the Fortress brand into the white label business side of it. Is that an accurate summarization?

JHANGIANI: Yes and no. It is our intention that the festival will become our single greatest revenue source and that is the most likely scenario but Fortress Presents is a company, not one event. Our strategy of leveraging that brand for other events and event services is with the objective of increasing our potential for scale and diversifying our revenue. We anticipate Fortress Festival will likely grow to accommodate 60-80K people over 2 days. Although that is a lot of people, it does have a limit. To invest all of the resources required to produce an event of this scale and limit the payoff to 2 days is somewhat inefficient. Once an event reaches that size, it obviously has a major following and there is an opportunity to capitalize on that audience more than once per year. Hence the strategy of creating different events under the same brand.

At the same time, in producing these events the company accumulates a great deal of expertise and a strong industry network. These resources can be capitalized upon by offering them as services to third parties. Unlike presenting our own proprietary events, offering these services presents no financial risk to the company. This is therefore a means for generating consistent cash flows that can be used to establish financial stability while proprietary events grow to profitability.

WF: How big is the market?

JHANGIANI: For the next 2 years, Fortress Presents will operate in two major markets: live music/music festivals and event management services. U.S. live music revenue, from sponsorships and ticket sales, is expected to increase from $9.57 billion in 2016 to $11.99 billion in 2021. The U.S. event planning industry exhibited an average annual revenue of $5 billion between 2011-2016. Beyond 2 years, the company may operate within additional event market verticals such as Consumer and Endurance.

WF: Who are your competitors? Are there other middle market event companies out there doing what you're doing?

JHANGIANI: There are proprietary event companies, like C3 Presents, that focus in one vertical such as music. Often, these companies also provide B2B event services. There are also exclusively B2B event services companies that do not have proprietary events. But there aren't any middle market companies doing exactly what we do – holding a diverse portfolio of proprietary events that also provide B2B event services . As we grow into the middle market level, we will certainly face competition with regard to other music festivals and other B2B service provides. We have already discussed how we differentiate these two aspects of our business.

WF: What do you understand about your business that others don't get?

JHANGIANI: We understand what people look for in events. We are part of the generation of consumers that are substantially more inclined to spend money on experiences than things. Being a part of this generation and having decades of experience in conceptualizing, producing and promoting events affords us a unique perspective on why some events succeed and others do not. We also understand how events and experiences function as a business. Many if not most people who start events like music festivals do so almost exclusively out of a passion or interest in the content. Unfortunately, this isn't enough if the event is expected to become profitable. We are very passionate about what we do, but first and foremost, we are professionals that have built a career around it.

WF: What's your biggest risk? What keeps you up at night? What potential hurdles in the future of this endeavor worry you the most?

JHANGIANI: Events are capital-intensive endeavors that, because they are usually annual, often require years of traction to become profitable. Early sales and enthusiastic interest has demonstrated a material demand for our products, but we need cash flow to continue to grow our brand. Often when companies such as ours fail it is because they do not have sufficient capital to maintain momentum.

Access to capital is what keeps us up at night. Our experience working in film festivals has shown us that given enough time, you can create the right product and attract the right audience to make it profitable. We know objectively that people are spending so many more of their dollars on experiences rather than products. That doesn't show any signs of slowing or changing. We feel perfectly equipped to respond to that. That's another big reason for our diversification. If demand for music festivals starts to decrease, we'll always be able to pivot and pursue other experiential categories. Wee see a huge opportunity there, and given enough time, we are extremely well positioned to capture it.

WF: How will you make money?

JHANGIANI: We make money primarily through ticket sales, sponsorships and event management fees. Additionally, we receive revenue from merchandise, food and beverage sales and vendor fees. In the future, we will also be able to generate revenue through licensing distribution of recorded content from our events.

WF: How do you acquire customers?

JHANGIANI:

Our most effective tool for ticket sales is social media. We do a great deal of paid social advertising as well as organic content on Facebook, Instagram and Twitter. We also buy programmatic digital advertising through an exchange service, purchase radio spots and do some print and outdoor advertising. For group ticket packages, sponsorships and event services we have hired a full-time business development lead, Lauren Garcia. She will pursue sales through networking opportunities such as the Chamber of Commerce as well as cold calling and existing relationships. We will also soon begin B2B advertising on Facebook, Google and LinkedIn for our event management services.

Our biggest priority in festival ticket sales moving forward is conversion. We had 140,000 unique visitors to the Fortress Festival website in the four months between the time we announced the lineup and the event itself, so we know the awareness is sufficient. We expect a significant organic increase in conversion from Year 1 to Year 2 simply because there will be greater peer to peer endorsement of the experience and we have record of that experience in photos and videos that we can now use for sales. To further capitalize on this fact, we have ambassador programs wherein people can earn perks like backstage access based on how many tickets they sell to friends and acquaintances.

Another major factor in converting ticket sales will be lowering the barrier for Dallas audiences. Dallas is only 45 minutes from Fort Worth and there is a lot of movement between the cities for jobs and entertainment. We saw 2.5x more people visiting the festival website from Dallas than from Fort Worth and yet we had more ticket buyers from Fort Worth. Again, we expect some of this to be resolved naturally now that the experience has been proven. We will also focus on facilitating transportation and accommodations for those coming from Dallas through partnerships with public and private transportation providers, hotels and private rental sites like AirBnB.

We will also place more focus on college campuses for 2018 festival ticket sales. We began outreach to 5 primary North Texas campuses before the inaugural event and will expand our strategy to include more on-campus ambassadors, more focused promotions and greater opportunities for significantly discounted and free festival admission.

WF: Where did the idea for this company come from? ^

JHANGIANI: I ran a film festival and film society, the Lone Star Film Society, for eight years in Fort Worth. I started out doing their programming and eventually became the executive director. That was a 501(c)3 nonprofit, and it was essentially an event company. We were doing an event or a program every three days throughout the year, including a major film festival. It was everything from parties to screenings to discussions to presenting cinema content and interesting experiences.

That nonprofit still exists today. My business partner worked there as managing director for four years with me, so it's where we both became familiar with the economics of doing something like that. We got to know what's involved with curating content, formatting it, creating an interesting experience for people, marketing it, and those sorts of things. We were also doing music as a complement to film screenings. We had to book bands and run the production on that as well. We did all of the work on the logistical side of it, including figuring out the seasonal staffing. We were able to make that organization profitable year over year for the last two years we were there. They had never made a profit until we took over. We also erased a lot of its long-term debt.

We found success in doing that, but at the same time, we saw the limitations of the not-for-profit model and of cinema in general. People are shifting away from the communal experience of cinema to private experiences, whether it's at home or on a personal device. Overall, the communal theatrical experience has declined. Looking at music, we're seeing the exact opposite. People are obviously still consuming music privately, but they are doing it basically for free through a streaming site or just sharing music. The emphasis from the artists' side and the consumer side shifts to the live experience of that music partially because people are discovering more music now that they have greater access to it. They're discovering bands that they would have never had access to before. As a result, we're seeing huge growth in music festivals, and that's all well-documented through companies like Live Nation and AEG.

WF: Are you searching businesses out for the white-label event service or are they coming to you? ^

JHANGIANI: Both. The first contract we got came to us. We have hired a full time business development lead that is actively seeking additional business.

WF: What is your growth strategy? How are you going to grow this from this idea to this large conglomerate that's going to be all these different events? ^

JHANGIANI: As we enter our second Fortress Festival cycle (May 2017 – April 2018) we have already demonstrated tangible and convincing signs of growth and diversification. Through early ticket sales, sponsorships and event service contracts we have, beginning as early as May, generated more than $100K in revenue. More than 75% of this revenue is 'found' – from sponsors, clients and ticket buyers from whom we did not generate revenue during the last cycle (May 2016 – April 2017).

In the last cycle we did not begin generating revenue until December 2016. This is, of course, due primarily to the fact that we did not announce Fortress Festival to the public until October 2016, however it does demonstrate how the brand is now able to generate revenue year-round, not just in proximity to our flagship event.

It also demonstrates that our diversified model can work. Approximately 50% of revenue generated during this cycle has come from event services contracts. Again, this is within 2 months of launching the division. We are confident we will secure additional revenue at least in contracts, if not in cash, before the end of 2017. This is an entirely new revenue line item from our previous cycle.

Our goal is to be cash flow positive as a company within three years. This is the timeframe within which most festivals become profitable. At that point, we will understand enough about our audience and our markets to know the next event/experience vertical into which we want to expand. We will reinvest profits into expanding our offerings both within the context of Fortress Festival as well as other events and experiences.

That said, we are already in advanced discussions with two potential partners to introduce new events as early as next year that would extend our brand into new verticals. These partnerships would be structured like event services contracts in which we would receive a fee for our services, not take a financial risk and not share in the upside. They would not, however, be white-label since our brand would be visible as a partner.

WF: What does the next year look like for you?

JHANGIANI: From a revenue standpoint, we're looking at event service fees and festival corporate sponsorships coming in through December 2017. Fortress Festival ticket sales will open in January 2018 after the lineup is announced at which point we will shift a lot of focus to ticket sales and group sales. Ticket revenue will continue until May, alongside continued sponsorships and event services. After the festival we will shift business development efforts back to event services. At our current event services sales flow, it appears possible that we will have at least one event services project per quarter in 2018. That said, this frequency could easily increase as we have more time to secure contracts. Finally, we will continue to find ways to secure capital to cash flow operations. This effort will likely continue through the 2018 festival as we respond to event's performance. Our target is to raise $600K in additional capital (including our WeFunder raise) before the 2018 festival.

WF: Why are you raising money now?

JHANGIANI: The brand we're building is naturally cost intensive. The festival is a $1.5 million project. While we are trying to bring our budget down a couple hundred thousand dollars, the festival is our core product for now and it requires a lot of costs to manufacture. It takes a while for revenue to catch-up, especially because it's an annual event. It's a typical progression for this business that we knew going into it. Of course, we are implementing additional strategies such as event services in order to bridge the gap between revenue and expenses however, we knew all along that we would likely have to continue to raise capital until the company became cash flow positive.

WF: Why did you decide to try crowdfunded investing?

JHANGIANI:

For our initial round of seed capital, we raised conventionally. We have confidence we can continue to raise that way and we will. We have a good network that gives us access to a lot of capital.

The idea of opening that process to a much wider community makes sense to our business. There's an opportunity to increase the size of our audience and for our audience to take ownership of the event. This is especially relevant to those living in Fort Worth and North Texas. Events of this scale often inform and influence the identity of a community. Crowd funded investing dovetails perfectly with that. Instead of just attending, everyone can share in the success. In this way, we are also optimistic our investors will be a new community of evangelists for Fortress.

WF: Who is on your team? ^

JHANGIANI: Our core team is the two of us as co-founders, who share equal management responsibility of the company, business development lead Lauren Garcia, talent buyer Matt Ostasiewski, production lead Max Gregor, legal counsel Larry Waks, identify/graphic designer Brandon Adams, publicity firm Giant Noise, and ticketing partner Eventbrite.

As co-founders, we have similar experiences in film festivals and film production. We have 20 years of combined experience working with the Dallas International Film Festival and Lone Star Film Festival in Fort Worth.

Lauren is our first full-time hire and comes from an extensive sales background in pharmaceutical sales and staffing. She was also one of our first and most enthusiastic customers when we launched the festival, which is how we got to know her.

We've known and worked with Matt for over 10 years during our time in film festivals. He has been booking the Twilight Concert series in Salt Lake City for years, working with many of the same artists that we booked at the inaugural Fortress Festival and are seeking for future events.

Max has been working in music production since he was a teenager and has worked with major brands and events across the country during his more than 15 years experience. He is the Owner/Director of Ritual Events.

Our legal counsel Larry is one of the leading entertainment attorneys in Texas and has been a part of the discussion to create this company from the very beginning. His experience working with top tier music festivals and artists has informed our strategy beyond just legal considerations.

Our designer Brandon has been with us for a long time, working to create all of the design during our time at the Lone Star Film Festival. He is responsible for the graphic identity of Fortress Festival and Presents.

RISKS

1 Our company strategy is to first establish a brand that is unmatched in the region with regard to public profile and prestige. We are achieving this objective with Fortress Festival, a major music festival. Music festivals of this nature are very cost intensive and therefore the first step in our company strategy is cost intensive. As a result, this stage in our business, with high up front costs and proportionally lower revenues, is high risk. Industry history shows a similar progression with similar events. Usually it takes three years for an event such as Fortress Festival to become profitable. During that time we will be relying on capital and revenues from other activities such as event services to fund ongoing operations.

2 Weather is always a risk to any outdoor event and can have a severe adverse impact on ticket sales and on-site spending. This could effect the pace of our company's projected growth. In the first year of Fortress Festival, we encountered weather forecasts that put a significant strain on sales even though the weather during the event allowed for a successful festival. Spring tornadoes are common for our region and often have a more adverse effect on ticket sales since dangerous weather is more prohibitive than simply unpleasant weather. We do purchase event cancellation insurance (in addition to

READ MORE RISKS

OTHER DISCLOSURES

Read the **Form C** filed with the SEC for other important disclosures, like financial statements, Directors, Officers, shareholders with more than 20% of voting rights, use of funds, and more.

THE FUNDING PORTAL

Fortress Presents is conducting a Regulation Crowdfunding offering via **Wefunder Portal LLC**. CRD Number: #283503.

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Alec Jhangiani

Independent Film/Media Producer & Co-Founder at Fortress Presents

Fortress Presents • The University of Texas at Austin

Dallas/Fort Worth Area • 500+

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I am an entrepreneur building cultural content and experiences. I believe changing culture changes the world.

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Experience

Co-Founder/Principal
Fortress Presents
Oct 2016 – Present • 1 yr 2 mos
Dallas/Fort Worth Area

Fortress Presents is the company behind the brand new Fortress Festival in Fort Worth, TX.

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DFW South Asian Film Festival
May 2016 – Present • 1 yr 7 mos
Dallas/Fort Worth Area

Recipient of the State of Texas Small Business Award for Most Innovative Small Business of 2017

DFW SAFF exists to promote the perspectives and voices of the South Asian community by serving, organizing and advocating South Asian culture in the Greater Dallas Metroplex area through cinema. The fourth annual DFW South Asian Film Festival will take place from February 8-11, 2018.

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About

Executive Producer
A COUNTRY CALLED HOME
Jan 2013 – Mar 2016 • 3 yrs 3 mos

Official Selection, 2015 Los Angeles Film Festival. Released by Alchemy. Written and directed by Anna Axster, starring Imogen Poots, Mackenzie Davis, June Squibb, Mary McCormack and Ryan Bingham with music by Ryan Bingham.

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A COUNTRY CALLED HOME Trailer (Imogen Poots - Mackenzie Davis - ...

LONE STAR FILM SOCIETY

Director
The Lone Star Film Society
Mar 2007 – Jun 2015 • 8 yrs 4 mos

Directed all aspects of the organization, a 501(c)(3) non-profit whose mission is to celebrate the art of the moving image and showcase the City of Fort Worth to the world.

Media (1)



Lone Star Film Society

Producer
KNIFE
Jan 2010 – Mar 2012 • 2 yrs 3 mos

Short Film, 16mm. Written and directed by James M. Johnston, starring Charles Baker, edited by David Lowery.

Official Selection: SXSW, Woodstock Film Festival, Sarasota, Hamptons International, Sidewalk, and more. This film was made possible by a grant from Rooftop Films.

Media (1)


KNIFE

KNIFE

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Education

The University of Texas at Austin
Bachelor of Liberal Arts, Philosophy
1999 – 2004

Featured Skills & Endorsements

Film · 51
Endorsed by **Paul Tompkins and 5 others who are highly skilled at this**
Endorsed by **5 of Alec's colleagues at The Lone Star Film Society**

Film Production · 34
Endorsed by **Paul Tompkins and 4 others who are highly skilled at this**
Endorsed by **2 of Alec's colleagues at The Lone Star Film Society**

Short Films · 27
Endorsed by **Paul Tompkins and 2 others who are highly skilled at this**

See 21 more skills

Recommendations

Received (5) Given (5)

Carla Click
Studio Manager at Ysabel LeMay Fine Arts
May 4, 2010, Carla worked with Alec but at different companies

I have worked with Alec since the inaugural Lone Star Intl. Film Festival and every year, I am more impressed with him. He is hardworking, smart, and a gifted problem solver. Film festivals are no easy task and yet, he always remains cool under the pressure.



Ken Schaefer
President, Schaefer Advertising Co.
April 20, 2010, Alec was a client of Ken's

Creative excellence - check. Passionate - check. Understands the holy union of creativity and business strategy - double check. And that, is what makes Alec a rare breed. A left brain thinker combined with a right brain soul - it's a privilege to have worked together.

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Interests

Slamdance
865 followers

The University of Texas at Austin
437,075 followers

IndieWire
10,366 followers

Focus Features
28,696 followers

NPR
345,356 followers

Rooftop Films
511 followers

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Ramtin Nikzad

Co-Founder/Principal at Fortress Presents

Fortress Presents • Southern Methodist University

Dallas/Fort Worth Area • 498

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Experience and interests: Documentary Filmmaking, Video Journalism, Photojournalism, Film Societies and Film Festivals, Arts Nonprofit Management

Experience

Founder/Principal
Fortress Presents
Jun 2015 – Present • 2 yrs 6 mos

Fortress Presents is the company behind the brand new Fortress Festival in Fort Worth, TX.

Media (1)

FFlogo_RGB_small_FNL

Managing Director
The Lone Star Film Society
Sep 2009 – Jun 2015 • 5 yrs 10 mos

Managing Director with responsibilities over all facets of the Lone Star Film Festival and Lone Star Film Society, a 501(c)(3) that celebrates the art of the moving image and showcase the City of Fort Worth to the world.

Media (2)

Lone Star Film Festival



Lone Star Film Society

Op-Docs: Courtroom Sketch Artist
New York Times
Oct 2013 – May 2014 • 8 mos

Produced and directed Op-Doc profiling the work of prolific courtroom sketch artist, Gary Myrick. Original music by Mark Degli Antoni.

Media (1)



New York Times Op-Doc: Courtroom Sketch Artist

Koroush Ali Khan: Jazz Fusion in Iran
Producer/Director
Dec 2012 – Feb 2013 • 3 mos

Jazz musician Lloyd Miller traveled to Iran in the 1950's, 60's and 70's and studied with some of the most renowned Persian music masters. Today he is widely regarded as one of the pioneers of "Oriental Jazz," which has found a common ground for Persian classical music and modern jazz. This short documentary features archival footage of Miller's performances on NIRTV and other broadcasts, as Miller reflects on his experiences in Iran. Screened at Los Angeles County Museum of Modern Art.

Media (1)



Kourosh Ali Khan: Jazz Fusion in Iran

This Is Our House
Producer/Director
Jan 2012 – Jan 2013 • 1 yr 1 mo

Official Selection of:
Thin Line Documentary Film Festival
Athens Film and Video Festival
London International Documentary Film Festival
Lighthouse International Film Festival
Little Rock Film Festival
Noor Iranian Film Festival
Third World International Film Festival

Media (1)


THIS IS OUR

THIS IS OUR HOUSE

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Education

Southern Methodist University
MA, Communication Arts
2006 – 2008

Southern Methodist University
BA, Cinema/Television
2005 – 2008

Featured Skills & Endorsements

Film · 33
Endorsed by **Paul Tompkins and 7 others who are highly skilled at this**
Endorsed by **2 of Ramtin's colleagues at The Lone Star Film Society**

Film Production · 31
Endorsed by **King Hollis and 2 others who are highly skilled at this**

Feature Films · 16
Endorsed by **Paul Tompkins, who is highly skilled at this**

See 12 more skills

Recommendations

Received (0) **Given (3)**

Andrew Young
Engagement Manager at Big Brothers Big Sisters Lone Star
March 11, 2016, Ramtin managed Andrew directly

Andrew joined the Lone Star Film Society and film festival staff early, during our formative years, and immediately exhibited the rare combination of traits necessary to flourish in a start up environment. His sharp analytical insight and creative problem solving, along with a tireless energy and sense of humor made him an indispensable member of our core team.

From his ability to make snap decisions at critical moments to his gift for abstract strategic thought, Andrew time and again demonstrated a versatility and depth of understanding about the challenges and opportunities at hand, and was critical to giving our organization a distinct voice and place in our community.

Gage Grammer
Social Sales Community Manager
May 7, 2013, Ramtin was senior to Gage but didn't manage directly

Gage helped lead an ambitious guerrilla marketing effort for the Lone Star Film Festival. She made such a positive impression on the team that we asked her to continue her involvement with the Lone Star Film Society long after the festival, to help with our year-round marketing. Her lasting contributions to our organization are a testament to her talents and strong work ethic.

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Accomplishments

2 **Languages**
English • Persian

Interests

Fortress Presents
13 followers

Film and Television Industries Prof...
26,266 members

Film Distribution for Independent ...
10,841 members

HBO
287,216 followers

MUBI
3,582 followers

BRITDOC
830 followers

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